Exhibit 8(k)


JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-333-3863
http://www.JanusFunds.com


September 14, 1998


Ms. Marjorie G. Hurd
Janus Service Corporation
100 Fillmore Street
Denver, Colorado 80206

Dear Ms. Hurd:

Attached are revised Appendix A and Appendix B to the Transfer Agency Agreement dated as of September 27, 1995 (the "Agreement"), between Janus Investment Fund (the "Trust") and Janus Service Corporation ("JSC"). The revised Appendices will be effective as of September 14, 1998. The purpose of the revisions is to add Janus Global Technology Fund as an additional portfolio of the Trust. Pursuant to Section 9 of the Agreement, the Fund hereby requests that JSC acknowledge its acceptance of the terms contained in each of the revised Appendices.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND



By:__________________________________
      Kelley Abbott Howes
      Assistant Vice President

JANUS SERVICE CORPORATION



By:___________________________________
      Marjorie G. Hurd
      President

Agreed to this 14th day of September, 1998

cc:  Sue Vreeland